UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): July 31, 2012

Commission file number:  333-172207

CPM Holdings, Inc.
(Exact name of registrant as specified in its charter)

DELAWARE	06-1612494
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

2975 Airline Circle, Waterloo, Iowa	50703
(Address of principal executive offices)	(Zip Code)

(319) 464-8275
(Registrant's telephone number, including area code)

__________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On July 31, 2012, CPM Holdings, Inc. (the “Company”) commenced a cash tender offer (the “Tender Offer”) for any and all of its outstanding 10-⅝% Senior Secured Notes due 2014 (the “Notes”). The Tender Offer is being conducted upon the terms and conditions set forth in an Offer to Purchase and Consent Solicitation Statement, dated July 31, 2012 (the "Offer to Purchase"), and the related letter of transmittal (the “Letter of Transmittal”). In conjunction with the Tender Offer, the Company is soliciting consents (the “Consent Solicitation”) from holders of the Notes to certain proposed amendments to the Indenture governing the Notes. The proposed amendments would amend the Indenture to eliminate substantially all of the restrictive covenants and certain events of default and other related provisions contained in the Indenture. Delivery of consents to the proposed amendments by holders of at least a majority of the aggregate principal amount of the outstanding Notes is required for the adoption of the proposed amendments.
The Tender Offer and Consent Solicitation will expire at 12:01 a.m., New York City time, on August 28, 2012 (the "Expiration Time"), unless extended or earlier terminated by the Company. The Company reserves the right to terminate, withdraw or amend the Tender Offer and Consent Solicitation at any time, subject to applicable law.
Certain information regarding the Notes and the terms of the Tender Offer and Consent Solicitation is summarized in the table below.

Title of Security	CUSIP and ISIN Numbers	Principal Amount Outstanding	Tender Offer Consideration[1]	Consent Payment[1]	Total Consideration[1]
10-5/8% Senior Subordinated Notes due 2014	12620XAC6 12620XAA0 US12620XAC65 US12620X-AA-00	$161,510,000	$1,026.88	$30	$1,056.88
_______________

(1)	Per $1,000 principal amount of Notes and excluding accrued and unpaid interest, which will be paid in addition to the Total Consideration or the Tender Offer Consideration, as applicable.

Holders who validly tender Notes on or prior to 5:00 p.m., New York City time, on August 13, 2012 (as may be extended or earlier terminated, the "Consent Expiration Time"), will be eligible to receive $1,056.88 per $1,000 principal amount of Notes tendered (the “Total Consideration”), which includes a consent payment of $30 (the “Consent Payment”) and the tender offer consideration of $1,026.88 (the “Tender Offer Consideration”). Holders who validly tender Notes after the Consent Expiration Time and prior to the Expiration Time, will be eligible to receive the Tender Offer Consideration, but not the Consent Payment.
The Company reserves the right to elect to accept for purchase all Notes validly tendered and not validly withdrawn on or prior to the Consent Expiration Time on an early settlement date, which will be the business day the Company selects following both the Consent Expiration Time and the satisfaction or waiver of the conditions of the consummation of the Tender Offer and the Consent Solicitation. The final settlement date for the Tender Offer will be promptly following the Expiration Time, and is expected to be August 29, 2012.
Tenders of Notes may be withdrawn at any time on or prior to 5:00 p.m., New York City time, on August 13, 2012 (as may be extended or earlier terminated, the “Withdrawal Deadline”) but not thereafter, except as may be required by law.
The Company's obligation to accept for purchase, and to pay for, Notes validly tendered and not validly withdrawn is subject to the satisfaction or waiver of certain conditions described in the Offer to Purchase, including the Company having funds sufficient to pay the Total Consideration with respect to all outstanding Notes. The Company intends to finance the purchase of the Notes in the Tender Offer and Consent Solicitation using the proceeds from one or more debt financing transactions, including entering into a proposed $315.0 million first lien senior secured credit facility, which includes a $275.0 million term loan facility and a $40.0 million revolving credit facility, and a $185.0 million second lien senior secured term loan credit facility.
The purpose of the Tender Offer is for the Company to acquire all outstanding Notes. On the early settlement date or, if the early settlement date does not occur, the final settlement date, the Company anticipates issuing a notice of redemption and concurrently discharging its obligations under the Notes and the Indenture in accordance with the satisfaction and discharge provisions of the Indenture; however, the Company has no legal obligation to do so and the determination of whether to redeem the Notes and/or discharge its obligations under the Notes and the Indenture and the selection of any particular redemption date is in the Company's sole discretion.
The Company has retained Jefferies & Company, Inc. to serve as dealer manager and solicitation agent, and i-Deal LLC to serve as tender agent and information agent, for the Tender Offer and Consent Solicitation. Requests for the Offer to Purchase and other related materials may be directed to i-Deal LLC at (888) 593-9546 or at 512 Seventh Avenue, 31st Floor, New York, New York 10018 or, if requested by a bank or broker, by calling (212) 849-5000 collect. Questions regarding the Tender Offer and Consent Solicitation may be directed to Jefferies & Company, Inc., Attn: Tim Lepore at (888) 708-5831 or by calling (203) 708-5831 collect.
This report on Form 8-K shall not constitute an offer to purchase, or the solicitation of an offer to sell, nor shall there be any offer or sale of, any security in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The Tender Offer and Consent Solicitation are being made solely pursuant to the Offer to Purchase and the Letter of Transmittal. None of the Company, Jefferies & Company, LLC, or i-Deal LLC makes any recommendation that the holders should tender, or refrain from tendering, all or any portion of the principal amount of their Notes pursuant to the Tender Offer or deliver, or refrain from delivering, any consent to the proposed amendments pursuant to the Consent Solicitation. Holders must make their own decision as to whether to tender their Notes.

Item 9.01     Financial Statements and Exhibits.
None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CPM HOLDINGS, INC.
Date: July 31, 2012	By:	/s/ Ted Waitman
Ted Waitman
Chief Executive Officer

Date: July 31, 2012	By:	/s/ Douglas Ostrich
Douglas Ostrich
Chief Financial Officer